Exhibit 99.1

C.H. Robinson

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. Robinson Names Andrew Clarke as Chief Financial Officer

Eden Prairie, Minnesota, May 26, 2015 - C.H. Robinson (Nasdaq: CHRW) announced today that Andrew Clarke will be joining the company as Chief Financial Officer effective June 1, 2015. Mr. Clarke will report to president and chief executive officer John Wiehoff.

“We are excited to have Andy join our organization,” said John Wiehoff. “His extensive background in our industry, corporate finance and executive leadership make him a great fit for Robinson and our leadership team.”

Over his career, Mr. Clarke has served as President and CEO of Panther Expedited Services, now a wholly owned subsidiary of Arkansas Best Corporation. Mr. Clarke also served as CFO of Forward Air Corporation after roles in investment banking and corporate finance. Currently, Mr. Clarke serves on the board of directors for Blount International, Inc. in Portland, OR, and previously served on the boards of Panther Expedited Services, Inc., Pacer International, Inc., and Forward Air Corporation.

“C.H. Robinson is a world-class organization that I have admired and worked with for over 15 years,” said Mr. Clarke. “There are many changes taking place in the industry today and Robinson is well positioned to take advantage of these global opportunities. I am very excited to join the team and work with all the employees, customers and partners to drive continued shareholder value.”

Chad Lindbloom, the long-time Chief Financial Officer, will fully transition to the role of Chief Information Officer effective June 1, 2015, as previously announced.

Mr. Clarke earned a master’s degree in business administration from the University of Chicago Booth School of Business, and a bachelor’s degree from Washington University in St. Louis.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide. For more information about our company, visit our Web site at www.chrobinson.com.

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